EXHIBIT 1.2



                   STRUCTURED ASSET MORTGAGE INVESTMENTS INC.

                            Pass-Through Certificates

            SUPPLEMENT TO TERMS AGREEMENT DATED AS OF MARCH 26, 1998
            --------------------------------------------------------


                                                      Dated: as of June 30, 1998

To:                 STRUCTURED ASSET MORTGAGE INVESTMENTS INC.

Re: Underwriting Agreement dated June 25, 1996 (the "Underwriting Agreement") and Terms Agreement dated as of March 26, 1998 ("the "Terms Agreement")

Underwriter:        Bear, Stearns & Co. Inc. (the "Underwriter")

Series Designation: Series 1998-2

                  Reference is made to the Pooling Agreement dated as of March 1, 1998 (the "Pooling Agreement") between Structured Asset Mortgage Investments Inc., as seller ("SAMI"), and The Bank of New York, as trustee (the "Trustee"), as amended by Amendment No. 1 dated as of June 30, 1998 (the "Amendment") between the Trustee and SAMI. The Underwriter and SAMI hereby agree that, on and after the Exchange Effective Date, the New Certificates, with the interest rates and payment characteristics as described in the Amendment, shall constitute Publicly Offered Certificates, as such term is used in the Terms Agreement.

                  All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling Agreement, as amended by the Amendment.

BEAR, STEARNS & CO. INC.


By: __________________
     Name:
     Title:

Accepted:

STRUCTURED ASSET MORTGAGE INVESTMENTS INC.

By: ____________________
     Name:
     Title: